NU-MEX URANIUM CORP

Plaza Paseo
Suite 110 - 4801 Lang Avenue N.E.
Albuquerque, New Mexico 87109

July 6, 2007

Strathmore Resources (US) Ltd.

213 W Main Suite F Riverton,

New Mexico USA 82501

Attention:

David Miller

President and CEO

Dear Sirs:

RE: Binding Letter of Intent -Dalton Pass Property

This Binding Letter of Intent (the "LOI") sets out the basic terms upon which Nu.-Mex Uranium Corp. ("Nu-Mex"), would be prepared to enter into an option and joint venture with Strathmore Resources (US) Ltd. (“Strathmore”) to explore, develop and mine property located between the Church Rock and Crownpoint uranium districts of the western Grants Mineral Belt in the State of New Mexico known as the Dalton Pass Property ("Dalton Pass"), The property consists of approximately 1320 acres in McKinley County and is controlled by federal lode mining claims and more particularly described in Schedule "A" hereto (the "Property"). While this LOI recites the principal elements of the agreement reached between us, the terms are not comprehensive and additional terms will be incorporated into a formal agreement to be negotiated.

1.        LOI TERM AND EXCLUSIVITY

1.1

In consideration of the sum of $10 paid by Nu-Mex to Strathmore, the receipt of which is hereby acknowledged, this LOI will be in effect for a period of 90 days from the date of acceptance by Strathmore.

1.2

Until such time as this LOI is terminated, Strathmore will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from any person or entity to any transaction involving the Property.

1.3

The Parties agree that they will negotiate in good faith and use best efforts to execute a detailed option agreement during the term of this LOI.

2.

OPTION

2.1

Strathmore will grant Nu-Mex sole and exclusive rights to earn-in a 65% interest in the Property in consideration of:

(a)

Nu-Mex paying to Strathmore $250,000 upon signing of this LOI;

(b)

incurring a total of $16,750,000 in work commitment expenditures on the Property ("Expenditures" and additional payments of $1,000,000 in cash or stock to Strathmore) in accordance with the following schedule:

(i)

$1,000,000 work commitment plus $250,000 payment in cash or stock on or before the first anniversary of Closing,

(ii)

an additional $2,000,000 work commitment plus $250,000 payment in cash or stock on or before the second anniversary of Closing,

(iii)

an additional $2,750,000 work commitment plus $250,000 payment in cash or stock on or before the third anniversary of Closing, and

(iv)

an additional $3,000,000 work commitment plus $250,000 payment in cash or stock on or before the fourth anniversary of Closing, and

(v)

an additional $4,000,000 work commitment on or before the fifth anniversary of Closing, and

(vi)

an additional $4,000,000 work commitment on or before the sixth anniversary of Closing.

2.2

Provided that Nu-Mex is not in default, Nu-Mex will have earned a 25% undivided interest in the Property once Nu-Mex has completed its commitments (cash/stock of $1,000,000 and work of $8,750,000) on or before the anniversary of the fourth year referred to in 2.1(b).

2.3

Provided that Nu-Mex is not in default, Nu-Mex will have earned an additional 40% undivided interest in the Property once Nu-Mex has completed its additional commitments (additional $8,000,000 in work) on or before the anniversary of the sixth year referred to in 2.1(b).

2.4

After the fourth year and provided Nu-Mex is not in default, the parties shall review the work done to date, confirm the number of pounds through an independent NI 43-101 compliant report and determine how best to proceed.

2.5   The option will terminate and Nu-Mex will have no further interest in the Property under the following conditions:

(a)

at 5:00 p.m. (Pacific Time) on the seventh day after the Closing if Strathmore has not   received the amount referred to in 2.1-(a) by wire transfer, certified cheque or bank draft; or

(b)

at 5.00 p.m. (Pacific Time) on the seventh day after the first, second, third or fourth anniversary dates of Closing if Nu-Mex has not incurred the Expenditures and additional payments in accordance with 2.1-(b)(i), 2.l(b)(ii), 2.l(b)(iii ), or 2.1(b)(iv), and the failure to incur the Expenditures was not due to events or circumstances beyond Nu-Mex's control.

2.6

The option will terminate and Nu-Mex will have no further interest in the Property (except for any interest already earned pursuant to 2.2 at 5:00 p.m. (Pacific Time) on the seventh day after the fifth, or sixth anniversary dates of Closing if Nu-Mex has not incurred the Expenditures and additional payments in accordance with 2.1(b)(v), 2.1(b)(vi), and the failure to incur the Expenditures was not due to events or circumstances beyond Nu-Mex's control.

3.

CONSTRUCTION COSTS

3.1

The parties have agreed to the option terms referred to in 2.1 for Nu-Mex to earn its 65% interest in the Property, based upon an understanding that the property will require additional expenditures as determined by a Bankable Feasibility Study.

3.2

Following the sixth anniversary of the Closing Date, or at such time as mutually agreed upon if all expenditures are made, the Operator will retain a third party engineering firm which is acceptable to Nu-Mex, to provide a Bankable Feasibility Study to determine how best to proceed based upon the information and results from the previous exploration and development work conducted on the Property, including the results from the work funded by Nu-Mex and conducted on the Property after the Closing (hereinafter referred to as the "Third Party Evaluation"). If the Third Party Evaluation results in a positive recommendation, then Strathmore and Nu-Mex agree to proceed on their pro-rata payments under a joint venture.

4.

EXPENDITURES

4.1

Expenditures will be made in accordance with exploration and development programs which have been approved by both Strathmore and Nu-Mex from time to time.

4.2

The Operator will submit exploration or development programs for the coming quarter, or such other period as the parties may agree, to Nu-Mex for approval. The program will also be accompanied by a budget outlining the amount of Expenditures for such program. The draft program will contain a statement in reasonable detail of the proposed exploration and/or development work on the Property, estimates of all Expenditures to be incurred and an estimate of the time when they will be incurred, and will be delivered to Nu-Mex no later than 30 days prior to the period to which that draft program relates. Each draft program will be accompanied by such reports and data as are reasonably necessary for Nu-Mex to evaluate and assess the results from the program for the then current year and, to the extent not previously delivered, from earlier programs.

4.3

Nu-Mex will review the draft program prepared by the Operator, and no later than 15 days after receiving a draft program, either reject the program or approve the program. In the event the program is rejected the Operator will prepare an alternate program mutually acceptable to Nu-Mex and the Operator.

4.4

Once programs and budgets for Expenditures are approved, Nu-Mex will have 15 days to deposit the amount of the program budget into a bank account maintained by Strathmore solely for receipt and payment of the Expenditures for the Property.

5.       EXERCISE OF OPTION AND CREATION OF JOINT VENTURE

5.1

Once Nu-Mex has earned in the right to acquire the initial 65% interest in the Property, Strathmore will forthwith take all steps to transfer an undivided 65% interest in the Property to Nu-Mex.

5.2      Once Nu-Mex has earned in the right to acquire the balance of a further 40% interest in the Property, Strathmore will forthwith take all steps to transfer a further undivided 40% interest in the Property to Nu-Mex.

5.3

As soon as Nu-Mex has earned in the right to the initial 65% interest in the Property, a joint venture between the parties will be deemed to have been entered into and Nu-Mex will be entitled to its share of uranium or any other mineral extracted from the Property in accordance with Nu-Mex's earned interest at the time.

5.4

Majority owner has right to approve any mining or other activities which will result in the extraction of uranium or other minerals from the Property. Such decisions will be made jointly by the parties and in the event there is a disagreement, the parties may vote on such matters in accordance with their respective interests in the Property.

6.

STRATHMORE RIGHT TO EARN BACK

6.1

Notwithstanding 2.1, Strathmore will have up to 90 days after the date the Bankable Feasibility Report is delivered to Strathmore (See 3.2), to elect whether or not to retain or earn back, as the case may be (depending on whether or not Nu-Mex has earned in its entire 65% interest in the Property), an 16% undivided interest in the Property by paying $8,000,000 to Nu-Mex (minus any Expenditures that Nu-Mex has not yet incurred).

6.2

If Strathmore elects to retain or earn back a 16% undivided interest in the Property in accordance with 6.1, Strathmore's resulting interest in the Property will be 51% and NuMex's interest in the Property will be 49%.

7.

OPERATOR

7.1

Until Nu-Mex has earned in its 65% interest in the Property, Strathmore will be the Operator. Thereafter, Nu-Mex will be the Operator if Strathmore does not exercise its option for a 51 % interest.

  7.2

While Strathmore is Operator, it will do all things necessary to:

(a)

develop programs and budgets for the Expenditures for the approval of Nu-Mex,

(b)

obtain all work permits, environmental approvals, insurances required to carry out exploration and development programs,

(c)

maintain the Property's mineral leases and rights in good standing,

(d)

manage and execute all approved programs, including paying third party consultants and contractors,

(e)

 receive and spend funds from Nu-Mex for the Expenditures, or from any other Joint Venture party, on behalf of the Property,

(f)

report all progress, findings, reports, technical data and any other matter related to the Property, to Nu-Mex, and

(g)

act in accordance with good mining practises, in compliance with all applicable laws and in accordance with the care and skill normally expected by someone conducting and managing exploration, development and mining activities an behalf of legal or beneficial owners of the Property.

7.3

Nu-Mex agrees that Strathmore may charge Nu-Mex an operator's fee calculated by multiplying the Expenditures made in accordance with approved programs and budgets, by 10%. The operator's fee charged to and paid by Nu-Mex will be considered to be Expenditures required to be made by Nu-Mex to earn in its interest in the Property.

8.

MILLING AND MARKETING OF ORE

8.1

Nu-Mex agrees that Strathmore will have the sole right to direct where and how the milling and marketing of are will take place, either through its own efforts or its agents.

9.

CONDITIONS PRECEDENT

9.1

The obligations of Nu-Mex to enter into a formal option and joint venture agreement as contemplated herein is subject to and conditional upon Nu-Mex being satisfied that the Property is

(a)

in good standing,

(b)

capable of being transferred by Strathmore to Nu-Mex in accordance with this LOI

9.2

Strathmore acknowledges that Nu-Mex is also required to file with the SEC, material change reports regarding the Property, based upon disclosure provided by Strathmore. Strathmore agrees to provide such information and materials regarding the Property as is reasonably requested by Nu-Mex for preparation of such material change reports.

10.

PUBLIC ANNOUNCEMENTS

10.1

The parties agree that neither party will make any press or public releases of information regarding the Property, this LOI or the subject matter of this LOI, without first obtaining the approval of the other party.

11.

SHARING OF INFORMATION & CONFIDENTIALITY

11.1

Upon acceptance of this LOI by Strathmore, Strathmore agrees to provide Nu-Mex reasonable access to, and the right to use Strathmore's information and any documents it may have in, its possession relating to the Property, including without limitation, technical, proprietary information and know-how relating to the exploration, development, and extraction of minerals from the Property, including without limitation information required by Nu-Mex pursuant to Section 8, project and data files, and library resources (hereinafter referred to as the "Confidential Information'). Nu-Mex agrees, at the request of Strathmore, to enter into a separate confidentiality agreement regarding the use of the Confidential Information.

11.2

During the LOI period, Nu-Mex agrees not to:

(a)

disclose the Confidential Information to any other party other than Nu-Mex's professional advisors or consultants,

(b)

use the Confidential Information for any other purpose than as necessary for Nu-Mex to do all things necessary to complete a formal agreement,

unless such disclosure is compelled by applicable law.

11.3

In the event that the parties do not enter into a binding option and joint venture agreement as contemplated by this LOI, Nu-Mex agrees to return to Strathmore all copies of the Confidential Information, except as required by law or lawful court order. Nu-Mex agrees not to use any of this confidential information to compete with Strathmore.

12.

GOVERNING LAW

12.1

This LOI and the option and joint venture contemplated by this LOI will be governed by and construed in accordance with the laws of New Mexico.

13.

ASSIGNMENT

13.1

The parties acknowledge that Nu-Mex is relying on Strathmore's knowledge of the Property and experience in exploration, development and mining of uranium. Accordingly, Strathmore agrees that it may not assign or sell to any third party, all or part of Strathmore's interest or obligations contemplated herein without the consent of Nu-Mex, which consent will not be unreasonably withheld.

13.2

Notwithstanding 13.1, Strathmore may assign all or part of its interest or obligations contemplated in this LOI to a Strathmore Affiliate, without the express approval of Nu-Mex.

13.3

Neither Nu-Mex nor Strathmore can sell their interest to a 3rd party without first offering it to the other partner under the same terms and conditions. That party will have 30 days to forward written agreement to the terms and 30 additional days to execute the conditions of the terms.

14.

DEFINITIONS

14.1

"Closing" means the date Nu-Mex and Strathmore enter into a binding, option and joint venture agreement as contemplated in this LOI.

14.2

"Expenditures" means a total of $16,750,000 in expenditures made by Nu-Mex for exploration and development of the Property, in accordance with this LOI. Expenditures will include any fees charged by Strathmore while it is the Operator.

14.3

"$" or "Dollars" refers to US Funds.

14.4

 "Joint Venture Parties" means Nu-Mex and Strathmore once Nu-Mex has earned in its initial 65% undivided interest in the Property.

14.5

"Strathmore Affiliate" means a company which

(a)

is controlled by Strathmore,

(b)

is controlled by the same company that controls Strathmore, or

(c)

controls Strathmore.

For the purpose of this definition, ‘controlled’ or ‘controls’ means the votes carried by the shares held of the controlled company by the controlling company, are sufficient for the controlling company to elect or appoint a majority off the directors of the controlled company.

If Strathmore agrees to the above terms and conditions please sign where indicated below and return a copy of this LOI to Nu-Mex's office.

Yours sincerely,

NU-MEX URANIUM CORP.

Per: ______________________
Authorized Officer

STRATHMORE RESOURCES (US) LTD.

Per: ______________________
Authorized Officer